Exhibit 99.1

Concrete Pumping Holdings Reports Strong First Quarter Fiscal Year 2026 Results

- Revenue up 5% to $90.6 Million with a 29% Increase in Income from Operations –

- Adjusted EBITDA up 6% to $18.0 Million -

DENVER, CO – March 10, 2026 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the first quarter ended January 31, 2026.

First Quarter Fiscal Year 2026 Summary vs. First Quarter of Fiscal Year 2025 (where applicable)

●	Revenue up 5% to $90.6 million compared to $86.4 million.
●	Gross profit up 2% to $32.0 million compared to $31.2 million.
●	Income from operations up 29% to $4.5 million compared to $3.5 million.
●	Net loss of $2.4 million compared to a net loss of $2.6 million.
●	Net loss attributable to common shareholders was $2.9 million, or $(0.06) per diluted share, compared to a net loss of $3.1 million, or $(0.06) per diluted share.
●	Adjusted EBITDA[1] up 6% to $18.0 million compared to $17.0 million, with Adjusted EBITDA margin[1] of 19.9% compared to 19.7%.
●	Amounts outstanding under debt agreements were $425.0 million with net debt[1] of $372.0 million. Total available liquidity at quarter end was $350.3 million compared to $409.6 million one year ago.
●	Leverage ratio[1] at quarter end of 3.8x.

Management Commentary

"This was a strong start to the year for Concrete Pumping Holdings, with revenue increasing 5% and Adjusted EBITDA growing 6% year over year," said Bruce Young, CEO of Concrete Pumping Holdings. "We were particularly encouraged by a return to growth in our U.S. Concrete Pumping operations, which delivered 5% year-over-year revenue growth, alongside another solid quarter of free cash flow generation. While it is still early in the year, the quarter reinforced what we continue to emphasize—disciplined cost management, improved fleet efficiency, and the operating leverage and scale advantages of our platform. We remain focused on executing our strategy and positioning the business for sustained growth as market conditions continue to evolve."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

First Quarter Fiscal Year 2026 Financial Results

Revenue in the first quarter of fiscal year 2026 increased 5% to $90.6 million compared to $86.4 million in the first quarter of fiscal year 2025. The increase was primarily attributable to an increase in U.S. Concrete Pumping revenue, which benefited from an increase in commercial and infrastructure volumes and pricing from data center and infrastructure projects and more favorable weather conditions.

Gross profit in the first quarter of fiscal year 2026 increased 2% to $32.0 million compared to $31.2 million in the prior year quarter. Gross margin declined 80 basis points to 35.3% compared to 36.1% in the prior year quarter. The margin decline was primarily related to increases in commercial insurance expense and repair and maintenance activity.

General and administrative expenses ("G&A") in the first quarter declined to $27.5 million compared to $27.8 million in the prior year quarter. As a percentage of revenue, G&A costs were 30.3% in the first quarter compared to 32.2% in the prior year quarter.

Net loss in the first quarter of fiscal year 2026 was $2.4 million compared to net loss of $2.6 million in the prior year quarter. Net loss attributable to common shareholders in the first quarter of fiscal year 2026 was $2.9 million, or $(0.06) per diluted share, compared to net loss attributable to common shareholders of $3.1 million, or $(0.06) per diluted share, in the prior year quarter.

Adjusted EBITDA in the first quarter of fiscal year 2026 increased 6% to $18.0 million compared to $17.0 million in the prior year quarter. Adjusted EBITDA margin was 19.9% compared to 19.7% in the prior year quarter.

Liquidity

On January 31, 2026, the Company had debt outstanding of $425.0 million, net debt of $372.0 million and total available liquidity of $350.3 million.

Segment Results

U.S. Concrete Pumping. Revenue in the first quarter of fiscal year 2026 increased 5% to $59.9 million compared to $56.9 million in the prior year quarter. The increase was driven by the improved commercial and infrastructure project volumes and pricing and more favorable weather conditions, as discussed above. Net loss in the first quarter of fiscal year 2026 improved to $2.8 million compared to a net loss of $3.1 million in the prior year quarter. Adjusted EBITDA increased 6% to $9.7 million in the first quarter of fiscal year 2026 compared to $9.2 million in the prior year quarter. These increases were largely driven by the increase in revenue volume, as discussed above.

U.S. Concrete Waste Management Services. Revenue in the first quarter of fiscal year 2026 increased 8% to $18.1 million compared to $16.7 million in the prior year quarter. The increase was driven by organic volume growth and pricing improvements. Net income in the first quarter of fiscal year 2026 increased to $0.7 million compared to $0.2 million in the prior year quarter. Adjusted EBITDA in the first quarter of fiscal year 2026 increased 20% to $6.0 million compared to $5.0 million in the prior year quarter due to improved year-over-year revenue.

U.K. Operations. Revenue in the first quarter of fiscal year 2026 was $12.5 million compared to $12.8 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 8% year-over-year due to a continued slowdown in commercial construction demand. Net loss in the first quarter of fiscal year 2026 was $0.3 million compared to net income of $0.2 million in the prior year quarter. Adjusted EBITDA was $2.3 million in the first quarter of fiscal year 2026 compared to $2.8 million in the prior year quarter. Excluding the impact from foreign currency translation, the changes in net income and adjusted EBITDA were primarily related to the decrease in revenue.

Fiscal Year 2026 Outlook

The Company continues to expect fiscal year 2026 revenue to range between $390.0 million to $410.0 million, Adjusted EBITDA to range between $90.0 million to $100.0 million, and free cash flow2 to be at least $40.0 million. These expectations continue to assume the construction market will not meaningfully recover in fiscal year 2026.

As announced in January 2026, due to stricter U.S. emissions laws that are expected to take effect on January 1, 2027, for all heavy-duty engines with a 2027 model year or later, the Company has approved accelerating approximately $22.0 million of planned capital equipment investments from calendar year 2027 into calendar year 2026. No 2027 capital expenditures have been pulled forward as of January 31, 2026.

This decision is based on a few key considerations including navigating expected disruptions from first-generation truck technologies and anticipated truck price increases in 2027 for new trucks associated with incremental OEM production costs. This pull-forward of calendar year 2027 investments will reduce replacement capital expenditures in calendar year 2027 and aligns with the Company capital allocation roadmap to allow for a smooth transition under new regulations to improve the Company’s competitive positioning.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Conference Call

The Company will hold a conference call on Tuesday, March 10, 2026, at 5:00 p.m. Eastern time to discuss its first quarter 2026 results.

Date: Tuesday, March 10, 2026

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13758369

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1750552&tp_key=bbb27a9b00 as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through March 17, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13758369

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2026, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 branch locations across 23 states, concrete pumping services in the U.K. and Republic of Ireland from approximately 35 branch locations, and route-based concrete waste management services from 23 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2026 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back loss on debt extinguishment, stock-based compensation, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and transaction expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Condensed Consolidated Balance Sheets
	As of January 31,	As of October 31,
(in thousands, except per share amounts)	2026	2025
Current assets:
Cash and cash equivalents	$53,015	$44,394
Receivables, net of allowance for doubtful accounts of $831 and $905, respectively	45,843	53,132
Inventory	8,450	7,419
Prepaid expenses and other current assets	8,972	8,408
Total current assets	116,280	113,353

Property, plant and equipment, net	415,466	412,516
Intangible assets, net	91,713	93,933
Goodwill	224,788	223,581
Right-of-use operating lease assets	22,774	22,943
Other non-current assets	10,816	11,195
Deferred financing costs	1,889	2,021
Total assets	$883,726	$879,542

Current liabilities:
Operating lease obligations, current portion	$5,091	$4,851
Accounts payable	7,631	6,267
Accrued payroll and payroll expenses	7,512	11,973
Accrued expenses and other current liabilities	38,376	28,730
Income taxes payable	753	463
Total current liabilities	59,363	52,284

Long term debt, net of discount for deferred financing costs	418,175	417,891
Operating lease obligations, non-current	18,243	18,659
Deferred income taxes	88,798	89,431
Other liabilities, non-current	11,498	11,488
Total liabilities	596,077	589,753

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of January 31, 2026 and October 31, 2025	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 50,779,137 and 51,272,503 issued and outstanding as of January 31, 2026 and October 31, 2025, respectively	6	6
Additional paid-in capital	390,498	389,880
Treasury stock	(46,289)	(41,687)
Accumulated other comprehensive income	5,875	1,589
Accumulated deficit	(87,441)	(84,999)
Total stockholders' equity	262,649	264,789

Total liabilities and stockholders' equity	$883,726	$879,542

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended January 31,
(in thousands, except per share amounts)	2026	2025

Revenue	$90,561	$86,447
Cost of operations	58,597	55,212
Gross profit	31,964	31,235

General and administrative expenses	27,459	27,750
Income from operations	4,505	3,485

Other income (expense):
Interest expense and amortization of deferred financing costs	(8,397)	(6,215)
Loss on extinguishment of debt	-	(1,392)
Interest income	315	413
Other income, net	33	34
Total other expense	(8,049)	(7,160)

Loss before income taxes	(3,544)	(3,675)

Income tax benefit	(1,102)	(1,036)

Net loss	(2,442)	(2,639)

Less accretion of liquidation preferences on preferred stock	(441)	(440)

Loss available to common shareholders	$(2,883)	$(3,079)

Weighted average common shares outstanding
Basic	51,009	53,045
Diluted	51,009	53,045

Net income per common share
Basic	$(0.06)	$(0.06)
Diluted	$(0.06)	$(0.06)

Concrete Pumping Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
	For the Three Months Ended January 31,
(in thousands, except per share amounts)	2026	2025

Net loss	$(2,442)	$(2,639)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash operating lease expense	1,243	1,284
Foreign currency adjustments	(121)	(41)
Depreciation	10,457	10,172
Deferred income taxes	(1,212)	(1,787)
Amortization of deferred financing costs	416	480
Amortization of intangible assets	2,471	3,028
Stock-based compensation expense	618	367
Loss on extinguishment of debt	-	1,392
Net gain on the sale of property, plant and equipment	(169)	(192)
Other operating activities	(175)	(37)
Net changes in operating assets and liabilities:
Receivables	7,947	13,206
Inventory	(828)	(332)
Other operating assets	(355)	(1,415)
Accounts payable	1,609	(3,343)
Other operating liabilities	1,909	(14,111)
Net cash provided by operating activities	21,368	6,032

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,516)	(5,841)
Proceeds from sale of property, plant and equipment	1,237	1,989
Net cash used in investing activities	(8,279)	(3,852)

Cash flows from financing activities:
Proceeds on long term debt	-	425,000
Payments on long term debt	-	(375,000)
Proceeds on revolving loan	60,338	65,466
Payments on revolving loan	(60,338)	(65,486)
Payment of debt issuance costs	-	(7,312)
Purchase of treasury stock	(4,571)	(2,582)
Other financing activities	(324)	(67)
Net cash provided by (used in) financing activities	(4,895)	40,019
Effect of foreign currency exchange rate changes on cash	427	(108)
Net increase in cash and cash equivalents	8,621	42,091
Cash and cash equivalents:
Beginning of period	44,394	43,041
End of period	$53,015	$85,132

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended January 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$59,941	$56,914	$3,027	5.3%
U.S. Concrete Waste Management Services(1)	18,072	16,693	1,379	8.3%
U.K. Operations	12,548	12,840	(292)	(2.3)%
Total revenue	$90,561	$86,447	$4,114	4.8%

(1) For both the three months ended January 31, 2026 and 2025, intersegment revenue of $0.1 million is excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)
	Three Months Ended January 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$(2,752)	$(3,080)	$328	10.6%
U.S. Concrete Waste Management Services	653	224	429	191.5%
U.K. Operations	(343)	217	(560)	(258.1)%
Total	$(2,442)	$(2,639)	$197	7.5%

	Adjusted EBITDA
	Three Months Ended January 31,		Change
(in thousands, unless otherwise stated)	2026	2025	$	%
U.S. Concrete Pumping	$9,696	$9,159	$537	5.9%
U.S. Concrete Waste Management Services	6,029	5,024	1,005	20.0%
U.K. Operations	2,300	2,828	(528)	(18.7)%
Total	$18,025	$17,011	$1,014	6.0%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions, except per share amounts)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13
Q4 2024	$111	$9	$34	$2	$32	$0.16
Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)
Q2 2025	$94	$-	$22	$12	$10	$(0.01)
Q3 2025	$104	$4	$27	$12	$15	$0.07
Q4 2025	$109	$5	$31	$9	$22	$0.09
Q1 2026	$91	$(2)	$18	$8	$10	$(0.06)

[1]Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.
*Q4 2024 capex includes approximately $3 million growth investment.
*Q1 2025 capex includes approximately $2 million growth investment.
*Q2 2025 capex includes approximately $2 million growth investment.
*Q3 2025 capex includes approximately $3 million growth investment.
*Q4 2025 capex includes approximately $2 million growth investment.
*Q1 2026 capex includes approximately $5 million M&A and $1 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended January 31,
(dollars in thousands)	2026	2025
Consolidated
Net loss	$(2,442)	$(2,639)
Interest expense and amortization of deferred financing costs, net of interest income	8,082	5,802
Income tax benefit	(1,102)	(1,036)
Depreciation and amortization	12,928	13,200
EBITDA	17,466	15,327
Loss on debt extinguishment	-	1,392
Stock based compensation	618	367
Other income, net	(33)	(34)
Other adjustments	(26)	(41)
Adjusted EBITDA	$18,025	$17,011

U.S. Concrete Pumping
Net loss	$(2,752)	$(3,080)
Interest expense and amortization of deferred financing costs, net of interest income	4,858	3,311
Income tax benefit	(1,249)	(1,180)
Depreciation and amortization	8,422	9,075
EBITDA	9,279	8,126
Loss on debt extinguishment	-	862
Stock based compensation	409	238
Other income, net	(1)	(13)
Other adjustments	9	(54)
Adjusted EBITDA	$9,696	$9,159

U.S. Concrete Waste Management Services
Net income	$653	$224
Interest expense and amortization of deferred financing costs, net of interest income	2,465	1,772
Income tax expense	306	83
Depreciation and amortization	2,443	2,276
EBITDA	5,867	4,355
Loss on debt extinguishment	-	530
Stock based compensation	209	129
Other income, net	(12)	(3)
Other adjustments	(35)	13
Adjusted EBITDA	$6,029	$5,024

	Three Months Ended January 31,
(dollars in thousands)	2026	2025
U.K. Operations
Net income (loss)	$(343)	$217
Interest expense, net	759	719
Income tax expense (benefit)	(159)	61
Depreciation and amortization	2,063	1,849
EBITDA	2,320	2,846
Other income, net	(20)	(18)
Adjusted EBITDA	$2,300	$2,828

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,
(in thousands)	2025	2025	2025	2025	2026
Senior Notes	$425,000	$425,000	$425,000	$425,000	$425,000
Less: Cash	(85,132)	(37,788)	(41,001)	(44,394)	(53,015)
Net debt	$339,868	$387,212	$383,999	$380,606	$371,985

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026
Consolidated
Net income (loss)	$3,046	$7,560	$9,427	$(2,639)	$(4)	$3,699	$5,317	$(2,442)
Interest expense and amortization of deferred financing costs, net of interest income	6,873	6,261	5,976	5,802	8,294	8,126	8,200	8,082
Income tax expense (benefit)	2,180	3,081	3,854	(1,036)	(2)	1,333	3,384	(1,102)
Depreciation and amortization	14,239	14,491	14,283	13,200	13,584	13,638	13,121	12,928
EBITDA	26,338	31,393	33,540	15,327	21,872	26,796	30,022	17,466
Loss on debt extinguishment	-	-	-	1,392	-	-	-	-
Stock based compensation	737	644	477	367	538	526	617	618
Other expense (income), net	(44)	(276)	(47)	(34)	(28)	(228)	(45)	(33)
Other adjustments	517	(123)	(290)	(41)	115	(251)	72	(26)
Adjusted EBITDA	$27,548	$31,638	$33,680	$17,011	$22,497	$26,843	$30,666	$18,025